Delisting Determination, The Nasdaq Stock Market, LLC, February 15, 2024, Baudax Bio, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Baudax Bio, Inc., effective at the opening of the trading session on February 26, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rule 5550(b)(1). The Company was notified of the Staff determination on May 17, 2023. On May 24, 2023, the
Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. The Company received an additional delist determination letter on June 9, 2023, pursuant to Listing
Rules 5550(a)(2) and 5810(c)(3)(A)(iv).
On July 14, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones. Based on the Company failure to meet the terms of the exception, on November 14, 2023, the Panel issued a final decision denying the Company continued listing. The
Company securities were suspended on November 16, 2023. The
Company did not appeal the Panel decision to the Nasdaq
Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on December 29, 2023.